Global Cancer Technology

Remote-controlled cancer treatment: it's not science fiction anymore.



Invest Now

$100 minimum investment

DEADLINE
April 7, 2022
in 2 months

SHARE PRICE
$2

TOTAL RAISED
$0

VALUATION
$26,682,636

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Introduction

Global Cancer Technology (GCT) has acquired numerous patented technologies: the unique combination of three critical technologies is currently being tested as a novel treatment for deadly diseases. Our initial focus is brain cancer (glioblastoma) but the approach may have potential in the treatment of other forms of cancer and other diseases. GCT is working with the world renowned scientists of the:

- Barrow Neurological Institute
- Baylor Scott & White Hospital
- University of California San Diego
- Imagion Biosystems

Problem

Everyone Knows Someone Affected By Cancer

It's one of the leading causes of death. Each year, in the USA alone, according to Cancer.org, nearly two million people are diagnosed with some form of cancer. Over the last two decades, tremendous progress has been made in the lab and in the clinic which has increased survivorship for many of those diagnosed. However, there is still room for a lot of improvement. Each year, about one-third of those diagnosed with cancer (605,500) will die from this deadly disease.

Glioblastoma, which is a rare form of brain cancer, is diagnosed in about 5 of every 100,000 people worldwide and incidence is increasing according to studies published by the NCBI. Five may not sound like "a lot" of people, but the prognosis is grim for those diagnosed.

- Less than 5% survive 5 years after diagnosis
- Over half are dead within 18 months

These statistics need to improve.

Crossing the blood-brain barrier has been the limiting factor in developing new treatments. We believe we have a solution.

Solution

We have taken an innovative approach to developing new treatments. By in-licensing technologies, and then combining them in a unique way, we believe that we can develop an effective treatment for glioblastoma faster, and at a lower cost, than if we started from "scratch" independently. Collaboration is a critical aspect of our approach.

We Are Focused On Three Key Technologies:

- **Cancer inhibitors:** a novel P13K (kinase) inhibitor has shown promise in the lab
- **Scintillating nanoparticles:** a drug delivery vehicle that can navigate through the bloodstream and small enough to cross the blood-brain barrier to target hard-to-reach tumors like those in the brain
- **Cancer biomarkers:** how much (or little) of these DNA fragments can identify patients more likely to benefit from treatment and to potentially measure how effective treatment is


PATENT / LICENSES / IP
GCT has acquired the right / license to the following the patents
NeuroPore Therapies
WO,2019,199874 - WO,2019,199864for the glioblastoma drug
UC San Diego
15/052,526 - Scintillating Nano-Crystals
SD2013-199-, SD2016-342 "Wide field low dose irradiation to Activate an Ant-Tumor Pro-Drug carried by a Nano-vehicle", and "modification for Improved PK"
BaylorScott&White HEALTH
Intellectual Property for whole blood Glioblastoma biomarkers


PATENT / LICENSES / IP
GCT has acquired the right / license to the following the patents
NeuroPore Therapies
WO,2019,199874 - WO,2019,199864for the glioblastoma drug
UC San Diego
15/052,526 - Scintillating Nano-Crystals
SD2013-199-, SD2016-342 "Wide field low dose irradiation to Activate an Ant-Tumor Pro-Drug carried by a Nano-vehicle", and "modification for Improved PK"
BaylorScott&White HEALTH
Intellectual Property for whole blood Glioblastoma biomarkers

Market Opportunity

The global market for glioblastoma treatments is growing rapidly, with a CAGR of 17.5%. By 2024, analysts estimate that the market will be 3.3 Billion (Source: Drug Development & Delivery).

The global oncology drugs market size is projected to reach USD 394.24 Billion by 2027 (Source: Fortune Business Insights).

Business Model

Once we have established safety and efficacy standards per the requirements of the FDA, we plan to seek partners to advance our treatment through progressive clinical trials and then to commercialize it.

Timeline

Research takes time and money. Bringing a drug to market now costs an average of $1.3 Billion and at least a decade, according to an analysis published by JAMA (The Journal of American Medical Association).

It's extremely challenging: with less funding, it takes even longer. Yet the potential to change lives makes it an attractive pursuit despite the complexity and risks.


1
2
3
4
5
6
2013
LAUNCH
GCT was incorporated in San Diego and began searching for technology.
2019
ADDING TECH
Following several years of tech exploration, GCT did an initial raise of $100K and in-licensed key patents.
2020
MORE TECH
We in-licensed biomarker technology and seeded a partnership with Imagion Biosytems.
2021
PRE-CLINICAL
GCT received approval to begin animal testing after meeting key metrics in laboratory safety & efficacy studies.
2022
CLINICAL TRIALS
We anticipate commencing Phase 1 clinical trials with our novel cancer inhibitor Summer 2022.
2025
MARKET
GCT is aiming to have a commercial treatment on the market (assuming funding & milestone achievements).


1
2
3
4
5
6
2013
LAUNCH
GCT was incorporated in San Diego and began searching for technology.
2019
ADDING TECH
Following several years of tech exploration, GCT did an initial raise of $100K and in-licensed key patents.
2020
MORE TECH
We in-licensed biomarker technology and seeded a partnership with Imagion Biosytems.
2021
PRE-CLINICAL
GCT received approval to begin animal testing after meeting key metrics in laboratory safety & efficacy studies.
2022
CLINICAL TRIALS
We anticipate commencing Phase 1 clinical trials with our novel cancer inhibitor Summer 2022.
2025
MARKET
GCT is aiming to have a commercial treatment on the market (assuming funding & milestone achievements).

***Investing in biotechnology companies is high risk: investors must understand their investment will be illiquid for an indefinite period of time.**

Investments

The unique combination of a drug delivery vehicle (scintiallating nanoparticle) coated in a cancer inhibitor (GCT.Glio.1, our novel P13K inhibitor) are being tested individually in parallel and will ultimately be tested in combination as a potential glioblastoma treatment.


Novel P13K Inhibitor
Research
Molecule Characterization
Preclinical Cell-Line
Preclinical Mice
$7 M invested
$1 M
Scintillating Nanoparticle
Research
Proof of Concept
Optimization Manufacturing
Preclinical Mice
$0.5 M invested
$2 M
Pre IND
IND
Phase 1
Phase 2
Phase 3
$3M
$3M
$4M
$15M


Novel P13K Inhibitor
Research
Molecule Characterization
Preclinical Cell-Line
Preclinical Mice
$7 M invested
$1 M
Scintillating Nanoparticle
Research
Proof of Concept
Optimization Manufacturing
Preclinical Mice
$0.5 M invested
$2 M
Pre IND
IND
Phase 1
Phase 2
Phase 3
$3M
$3M
$4M
$15M

News

- Imagion to develop nanocrystals for treating breast cancer
- Biotech Daily (newsletter) - Imagion, GCT work on nano-scintillator for breast cancer
- Imagion Biosystems (ASX:IBX) up on deal to develop breast cancer treatment
- Imagion Biosystems Enters Agreement to Develop Nanocrystals for Treating Breast Cancer
- Phoenix and Maricopa County Proclaim July 21st as Glioblastoma Awareness Day
- San Diego company aiming to target glioblastoma with nontechnology-based approach

Team

The GCT Leadership team has extensive experience in medical sales, healthcare, and research. GCT also has a deep Scientific Advisory Board comprised of some of the world's most renowned and highly regarded neurologists, neurosurgeons, and other clinicians.




John P. Clark

CEO

John is a serial entrepreneur with extensive experience in medical sales coupled with executive support on the Boards of multiple non-profits. He's spurred countless fundraisers for the foundations that he supports and dedicated his career to advancing new technologies towards improved health. Today, John serves as the founder and CEO of GCT.




Mark Potvin

President

Mark has over 25 years in operations, sales & marketing, engineering, supply chain, and strategy in the medical device market space. He is a seasoned entrepreneur who exited a human capital company. He has served as a Board member of Connect/SDSI, a leading business incubator for start-ups in San Diego. He has been highly involved in the medical instrument marking process within NanoMed Tracking, Inc.




Peter Hanson

CFO

Peter has over 30 years of experience in the areas of finance, operations and audit control having served as a Principal or CFO at multiple financial firms. He began his career in public accounting and became a partner with Arthur Young & Company, the predecessor of Ernst & Young. Peter served as the CFO of NuCorp Energy and Mitchell International. He also was a principal of Polaris Capital, an investment-banking firm that specialized in leveraged buy-outs.



Dr. K. Newell-Rogers
Chief Scientific Officer
Consultant

Dr. Newell-Rogers is a microbiologist with expertise in immune response genetics with a particular interest in Post-Traumatic Brain Injury Syndromes. Many commercialized technologies have resulted from her research and been out-licensed to various biotechs.



Dr. Ekokobe Fonkem
Chief Advisor

GCT has a deep bench of scientific and clinical talent including Dr. Fonkem, the director of neuro-oncology and an associate professor in the Department of Neurology at Barrow Neurological Institute. His expertise is in the diagnosis and treatment of brain tumors with research interests in tumor biomarkers. He established a neuro-oncological observational fellowship program for Africa which he still leads.

Use of Proceeds

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
Research and Development	$763,177	71.3%
Patent and license cost	$50,878	4.8%
General and administrative	$101,757	9.5%
Legal and Accounting	$50,878	4.8%
University Scientific Consulting	$50,880	4.8%
Intermediary fees	$52,430	4.9%

Terms

This is an offering of Class B Common Stock, under registration exemption 4(a)(6), in Global Cancer Technology, Inc. This offering must raise at least $10,000 by April 7, 2022 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Global Cancer Technology may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

13,876,318 shares
× $2 per share

$27,752,636 implied valuation

Financials

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC Filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on October 22, 2019
- Form C/A on November 19, 2019
- Form C/A on January 14, 2020
- Form C/A on February 18, 2020
- Form C/A on February 18, 2020
- Form C-U on February 28, 2020
- Form C-AR on January 27, 2022

Understand the Risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

More Info

- Website
- LinkedIn
- Facebook

Updates

Feb 7, 2022	Primary offering of 535,000 shares at $2
Jan 27, 2022	Filed Form C-AR
Feb 28, 2020	Filed Form C-U
Feb 18, 2020	Filed Form C/A
Feb 18, 2020	Filed Form C/A
Jan 14, 2020	Filed Form C/A
Nov 19, 2019	Filed Form C/A
Oct 22, 2019	Filed Form C

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